Exhibit 4.7

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

SERIES A PREFERRED

SHARE PURCHASE AGREEMENT

June 7, 2006

i

	3.3	Disclosure of Information	17
	3.4	Investment Experience	17
	3.5	Accredited Investor	17

4.	Conditions of Investors’ Obligations at Closing		17
	4.1	Representations and Warranties	17
	4.2	Performance	17
	4.3	Board of Directors	17
	4.4	Investors’ Rights Agreement	17
	4.5	First Refusal and Co-Sale Agreement	17
	4.6	Approvals and Consents	18
	4.7	Proceedings and Documents	18
	4.8	Amended Memorandum of Association	18
	4.9	Due Diligence	18
	4.10	Director’s Certificate	18
	4.11	Compliance Certificate	18
	4.12	Legal Opinions	18
	4.13	Indemnification Agreement	19
	4.14	No Material Adverse Events	19
	4.15	Directors and Officers Insurance	19
	4.16	Shareholders Agreements	19
	4.17	Longtop International Holdings Limited	19

5.	Conditions of the Company’s Obligations at Closing		19
	5.1	Representations and Warranties	19
	5.2	Payment of Purchase Price	19
	5.3	Performance	19
	5.4	Investors’ Rights Agreement	20
	5.5	First Refusal and Co-Sale Agreement	20
	5.6	Approvals and Consents	20
	5.7	Qualifications	20

6.	Termination		20
	6.1	Events of Termination	20
	6.2	Effect of Termination	20

7.	Miscellaneous		20
	7.1	Indemnification of Company	21
	7.2	Survival	21
	7.3	Successors and Assigns	21
	7.4	Governing Law	21
	7.5	Counterparts	21
	7.6	Titles and Subtitles	22
	7.7	Notices	22
	7.8	Expenses	22
	7.9	Amendments and Waivers	22
	7.10	Severability	22

7.11	Aggregation of Shares	22
7.12	Entire Agreement	22
7.13	Arbitration	23

SCHEDULE A	Schedule of Investors
SCHEDULE B	List of Founders
SCHEDULE C	List of Agreements

EXHIBIT A	Amended and Restated Memorandum of Association
EXHIBIT B	Capitalization of the Group Companies
EXHIBIT C	Investors’ Rights Agreement
EXHIBIT D	First Refusal and Co-Sale Agreement
EXHIBIT E	Opinion of Global Law Office
EXHIBIT F	Opinion of Conyers Dill & Pearman
EXHIBIT G	Opinion of Boies, Schiller & Flexner LLP
EXHIBIT H	Indemnification Agreement

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

THIS PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of the 7th day of June, 2006, by and among Longtop Financial Technologies Limited, an International Business Company under the laws of the British Virgin Islands (the “Company”), the investors listed on Schedule A hereto (each of which is herein referred to as an “Investor” and, collectively, the “Investors”), and each of the individuals listed on Schedule B attached hereto (the “Founders”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Securities.

1.1 Sale and Issuance of Series A Preferred Shares.

(a) The Company shall adopt and file with the Registrar of Companies on or before the Closing (as defined below) the Amended and Restated Memorandum of Association of the Company in the form attached hereto as Exhibit A (the “Amended Memorandum”).

(b) On or prior to the Closing (as defined below), the Company shall have authorized (i) the sale and issuance to the Investors of its Series A Preferred Shares (the “Shares”) and (ii) the issuance of the Ordinary Shares to be issued upon conversion of the Shares (the “Conversion Shares”). The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Amended Memorandum.

(c) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing, that number of Shares set forth opposite such Investor’s name on Schedule A hereto for US$5.5227 per share.

1.2 Closing. The purchase and sale of the Shares shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian (“Gunderson Dettmer”), 220 W. 42nd Street, 20th Floor, New York, New York 10036, at 10:00 A.M. (local time), on or about June 13, 2006, or at such other time and place as the Company and Investors agree upon orally or in writing (which time and place are designated as the “Closing”). At the Closing, the Company shall deliver to each Investor a certificate representing the Shares that each Investor is purchasing against payment of the aggregate purchase price set forth opposite such Investor’s name on Schedule A hereto by wire transfer of immediately available funds.

1.3 Use of Proceeds. The Company shall use US$1,877,718 of the proceeds from the sale of the Shares to repurchase 340,000 Ordinary Shares (as defined below) at a price of US$5.5227 per share from Bloomwell International Limited, an International Business Company organized and existing under the laws of the British Virgin Islands (“Bloomwell”), as soon as is practicable, but in any event within ten (10) days of the Closing. The remaining proceeds from the sale of Shares shall be used for general corporate purposes and working capital.

2. Representations and Warranties of the Company. The Company and the Founders, jointly and severally hereby represent and warrant to each Investor that, except as set forth on a Schedule of Exceptions (the “Schedule of Exceptions”) furnished to each Investor, specifically identifying the relevant Section hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder; provided that the information and disclosures contained in each part of the Schedule of Exceptions shall be deemed to be disclosed and incorporated in each other part of the Schedule of Exceptions to which such information and disclosure is applicable:

2.1 Organization, Good Standing and Qualification. Each of the Company and any entity (other than a natural person) (i) that is directly or indirectly controlled by the Company or (ii) whose assets, or portions thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with United States generally accepted accounting principles (“GAAP”), including but not limited to State Prime Technology Limited, a limited liability company organized and existing under the Laws of Hong Kong, Longtop (Xiamen) Software Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (“PRC”), Longtop International Holdings Limited, an International Business Company organized and existing under the laws of the British Virgin Islands, Longtop International Inc., a Delaware corporation, Xiamen Longtop System Co., Ltd., a limited liability company organized and existing under the laws of the PRC, Xiamen Longtop Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC, Xiamen Longtop Information Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC, Beijing Longtop Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC, Shanghai Rongzhuan Information Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC (each a “Group Company” and collectively the “Group Companies”) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has all requisite corporate or other power and authority to carry on its business as now conducted. Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

2.2 Capitalization and Voting Rights of the Company. The authorized capital of the Company consists, or will consist immediately prior to the Closing, of:

(a) Preferred Shares. Four Million Two Hundred Forty Thousand (4,240,000) Preferred Shares, par value US$0.01 (the “Preferred Shares”), all of which have been designated Series A Preferred Shares (the “Series A Preferred Shares”) and all of which may be sold pursuant to this Agreement. The rights, privileges and preferences of the Series A Preferred Shares will be as stated in the Amended Memorandum.

(b) Ordinary Shares. Forty Five Million Seven Hundred Sixty Thousand (45,760,000) Ordinary Shares, par value US$0.01 (“Ordinary Shares”), of which Twenty Million (20,000,000) shares are issued and outstanding.

(c) The outstanding Ordinary Shares are owned by the shareholders and in the numbers specified in Exhibit B hereto.

(d) The outstanding Ordinary Shares are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with all applicable securities laws, rules and regulations or pursuant to valid exemptions therefrom.

(e) Except for (i) the conversion privileges of the Shares to be issued under this Agreement and (ii) the rights of first offer provided in Section 2.4 of that certain Investors’ Rights Agreement in the form attached hereto as Exhibit C (the “Investors’ Rights Agreement”), there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital securities. The Company has reserved Two Million (2,000,000) Ordinary Shares for purchase upon exercise of options granted or to be granted in the future under the Company’s 2005 Long Term Incentive Plan (the “Option Plan”).

(f) Except for agreements explicitly contemplated hereby and by the Ancillary Agreements, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

(g) Section 2.2(g) of the Schedule of Exceptions sets forth a complete list of each security of the Company owned, either directly or indirectly, by any officer, director or a Key Employee (as defined below), of the Company, or by any affiliate or any member of the immediate family of any such individual, together with a description of the material terms of the vesting provisions and, to the Company’s knowledge, the rights of first refusal and rights of repurchase applicable to each such security. “Key Employee” shall include any (i) general manager, deputy general manager, chief engineer, deputy engineer, chief and deputy accountants or auditors of the Company (the “Senior Management Personnel”), (ii) management personnel, such as employees who are less senior than Senior Management Personnel but who supervise the general staff, such as the assistant managers, department heads and supervisors of the Company, (iii) technical personnel, such as key-bone employees who possess confidential information or trade secrets regarding technical or business operations of the Company, and (iv) other employees with access to the Company’s confidential information or trade secrets.

(h) No share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or changes to any other material terms of such agreement or understanding that will materially adversely affect the Investors as the result of the occurrence of any event.

2.3 Capitalization and Voting Rights of the Group Companies.

(a) Mr. Ka Hiu Kung wholly owns and controls all of the equity interest in Bloomwell and Mr. Lin Wai Chau wholly owns and controls all of the equity interest in Concentra Holdings Limited, an International Business Company organized and existing under the laws of the British Virgin Islands.

(b) Exhibit B hereto sets forth the capitalization of Well Active International Limited.

(c) The registered capital or outstanding shares or other equity interests of each Group Company is fully paid as required and one hundred percent (100%) duly vested in the respective shareholders of such entity in accordance with applicable rules and regulations and is held by the persons as set forth in Section 2.3 of the Schedule of Exceptions. Except as provided in Section 2.3 of the Schedule of Exceptions, there are no outstanding rights or commitments made of any Group Company or, to the Company’s knowledge, any of its investors, joint venture partners and owners, to issue, purchase or sell any equity interest in any Group Company.

(d) The constitutional documents relating to any Group Company have been duly approved or issued (as applicable) by the appropriate authorities and are valid and in full force.

(e) All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority (the “Governmental Authorizations”), including, with respect to the PRC entities, the registrations with the Ministry of Commerce, the Ministry of Science and Technology, the Ministry of Information Industry, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, the tax bureau, the customs authorities, the product registration authorities and the local counterpart of each of the aforementioned governmental authorities, as applicable, permits, franchises or licenses required under applicable laws for the due and proper establishment and operation of any Group Company as currently operated, or presently contemplated to be operated, have been duly obtained from the appropriate authorities and are in full force and effect, except where the failure to obtain such Governmental Authorization, permit or license is not reasonably expected to have a material adverse effect on its business or properties. No Group Company is in default in any material respect under any such franchises, permits, licenses or other similar authority.

(f) No Group Company has received any letter or notice from any relevant authority notifying it of the revocation of any Governmental Authorization, permit or license issued to it for non-compliance or the need for compliance or remedial actions under such Governmental Authorization in respect of the activities carried out directly or indirectly by such Group Company, except such as is not reasonably expected to have a material adverse effect on its business or properties.

(g) Each Group Company has been conducting its business activities within the permitted scope of business or is otherwise operating its businesses in compliance with all applicable legal requirements, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent authorities, except such as is not reasonably expected to have a material adverse effect on its business or properties.

(h) To the Company’s knowledge, no Governmental Authorization, license or permit required for the conduct of any part of any Group Company’s business which is subject to periodic renewal will not be granted or renewed by the relevant authorities, except such as is not reasonably expected to have a material adverse effect on its business or properties.

2.4 Subsidiaries. Besides the other Group Companies, no Group Company presently owns or controls, directly or indirectly, any controlling equity interest in any other corporation, association, joint venture, partnership or other business entity.

2.5 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Investors’ Rights Agreement, that certain First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D (the “First Refusal and Co-Sale Agreement”, and together with the Investors’ Rights Agreement, the “Ancillary Agreements”), the performance of all obligations of the Company hereunder and thereunder, and the consummation of the transactions contemplated herein and therein has been taken. Each of this Agreement and the Ancillary Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable securities laws.

2.6 Valid Issuance of Preferred and Ordinary Shares. The Shares being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable securities laws. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Amended Memorandum, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable securities laws.

2.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any United States, local or foreign governmental authority on the part of any Group Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing of the Amended Memorandum with the Registrar of Corporate Affairs in the British Virgin Islands and (ii) such other post-closing filings as may be required in the United States.

2.8 Offering. Subject in part to the truth and accuracy of the Investors’ representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable United States, foreign or local securities laws.

2.9 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against any Group Company that questions the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, prospects or affairs of any Group Company, financially or otherwise, or any change in the current equity ownership of any Group Company, nor is the Company or any Founder aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefore known to any Group Company) involving the prior employment of any Group Company’s employees, their use in connection with any Group Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. No Group Company is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by any Group Company pending or that any Group Company currently intends to initiate.

2.10 Employment Agreements.

(a) Each present employee and officer of any Group Company has executed an employment agreement in substantially the forms provided or made available to the Investors.

(b) Each consultant of the Company has executed a consulting agreement in substantially the form provided or made available to the Investors.

(c) No present or former employee, officer or consultant of any Group Company has or will have excluded works or inventions from his or her assignment of inventions pursuant to such employee’s or officer’s employment agreement or such consultant’s consulting agreement, as applicable, except such as is not reasonably expected to have a material adverse effect on the business or conditions of the Company and the Group Companies taken as a whole.

(d) To the Company’s and Founders’ knowledge, no current or former employees, officers or consultants of any Group Company are in violation of their respective employment or consulting agreements in any material respect, and each Group Company will use its diligent efforts to prevent any such violation.

2.11 Intellectual Property.

(a) Each Group Company has sufficient title and ownership of or licenses to all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted without any violation or infringement of, or other conflict with, the rights of others, except for such items as have yet to be conceived or developed (such rights are collectively referred to herein as the “Group Company Intellectual Property”). Section 2.11 of the Schedule of Exceptions contains a complete list of patents and pending patent applications and registrations and applications for trademarks, copyrights and domain names of, or licensed to, a Group Company. Except as set forth in Section 2.11 of the Schedule of Exceptions, all Group Company Intellectual Property used or incorporated into any Group Company products or products actively under development were developed by or for a Group Company by the current or former employees, consultants or independent contractors of the Group Company or its predecessors-in-interest (each of whom has validly assigned all of his or her right, title and interest therein in writing to the Group Company) or were purchased and are licensed or owned exclusively by the Group Company or its predecessors-in-interest free and clear of claims and rights of any other person. No product or service marketed or sold (or currently proposed to be marketed or sold) by a Group Company violates or will violate any license or infringes upon any intellectual property rights of any other party. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to Group Company Intellectual Property that is to any extent owned by or exclusively licensed to any Group Company, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and/or processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license for generally commercially available, “off-the-shelf” third party software products that are not and will not to any extent be part of, or require payment with respect to, any product, service or intellectual property offering of any Group Company (“Off-the-Shelf Software”). No Group Company has received any communications alleging that any Group Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity and the Company does not believe that such an allegation is forthcoming. The Company is not aware that any Group Company’s employees, independent contractors or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of such Group Company or that would conflict with each Group Company’s business as presently conducted or as presently proposed to be conducted. Neither the execution nor delivery of this Agreement or the Ancillary Agreements, nor the carrying on of each Group Company’s business by the employees, independent contractors or consultants of each Group Company, nor the conduct of each Group Company’s business as presently proposed, will, to Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, independent contractors or consultants is now obligated. To the Company’s knowledge, it is not and will not be necessary for any Group Company to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by such Group Company. Each Group Company has taken commercially reasonable steps to establish and preserve its ownership of its Group Company Intellectual Property.

(b) Section 2.11(b)(i) of the Schedule of Exceptions contains a complete and accurate list of all material software programs that are used by any Group Company in the business for which it is the licensee or lessee or which the Group Company has otherwise obtained the right to use, except for Off-the-Shelf Software (“Licensed Software”). True, correct and complete copies of such licenses or leases for Licensed Software have been provided to or otherwise made available to the Investors and/or their counsel. Each Group Company is in material compliance with such licenses and leases. Section 2.11(b)(ii) of the Schedule of Exceptions contains a list or description of all material software programs developed or owned by any Group Company and which are either generally offered by the Group Company as products or otherwise used in the Group Company’s business (the “Owned Software”). The Group Company is the owner of all right, title and interest in and to the Owned Software, free and clear of any encumbrances. The Owned Software and Licensed Software (collectively, the “Group Company Software”), constitutes all material software programs necessary to the conduct of each Group Company’s business as now conducted and as presently proposed to be conducted. No Group Company is infringing upon any intellectual property rights of any other person with respect to the Group Company Software and to the Company’s knowledge, no other person is infringing upon any Group Company Intellectual Property with respect to the Group Company Software. Except as set forth in Section 2.11(b)(iii) of the Schedule of Exceptions, the Owned Software, and to the knowledge of the Company, the Licensed Software, does not contain any open source, copyleft or community source code, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. In addition, no intellectual property rights that are used or incorporated into any Group Company’s products or products actively under development require the disclosure or distribution of all or a portion of the source code for any Owned Software. The components used in any Group Company’s products are free of any disabling codes or instructions (a “Disabling Code”), intentionally created, undocumented contaminants and, to the knowledge of the Company, any virus (collectively, “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable the Systems (as defined below) or that may result in damage thereto. The components obtained from third party suppliers are, to the knowledge of the Company, free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Systems or that might result in damage thereto. Each Group Company has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that its internal computer systems (consisting of hardware, software, databases or embedded control systems) (the “Systems”) are free from Disabling Codes and Contaminants, including without limitation, scanning the Group Company Software and Systems for any virus using industry standard and fully current virus scanning software and techniques. Each Group Company has in place appropriate disaster recovery plans, procedures and facilities and has taken all commercially reasonable steps to safeguard its Systems and restrict unauthorized access thereto. As used in this Agreement, all references to any Group Company’s “products” shall include commercially-available software products and customized software solutions that are developed and delivered to each Group Company’s customers.

2.12 Compliance with Other Instruments. No Group Company is in violation or default of any provision of its organizational documents, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any United States, foreign or local statute, rule or regulation applicable to any Group Company, including, without limitation, the United States Foreign Corrupt Practices Act, as amended, except such violations or defaults as are not reasonably expected to have a material adverse effect on its business or properties. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of any Group Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to any Group Company, its business or operations or any of its assets or properties, except such violations, defaults or conflicts as are not reasonably expected to have a material adverse effect on its business or properties.

2.13 Agreements; Actions.

(a) Except for agreements explicitly contemplated hereby and by the Ancillary Agreements, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, affiliates, or any affiliate thereof, or any members of their immediate families or any entity controlled by such individuals.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which any Group Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to any Group Company in excess of US$250,000, or (ii) any license of any patent, copyright, trade secret or other proprietary right to or from any Group Company (other than (A) the license of any Group Company’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements the form of which has been provided or otherwise made available to special counsel for the Investors or (B) the license to any Group Company of Off-the-Shelf Software), or (iii) provisions materially restricting or affecting the development, manufacture or distribution of any Group Company’s products or services, or (iv) indemnification by any Group Company with respect to infringements of any other person’s proprietary rights or (v) the grant by any Group Company of any rights to access the source code of any Owned Software.

(c) No Group Company has (i) incurred any indebtedness for money borrowed or any other liabilities, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, except any such indebtedness, liability, loan, advance or disposal that (x) is less than $100,000 individually or, to the extent related, in aggregate, (y) is incurred or made in the ordinary course of business or (z) is reflected in the Financial Statements.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities any Group Company has reason to believe is affiliated therewith) (i) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections and (ii) shall not include any indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions exclusively between a Group Company and the Company or any other Group Company.

(e) The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the direct or indirect consolidation or merger of any Group Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

2.14 Related-Party Transactions. No employee, officer, or director of any Group Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, has any outstanding indebtedness to any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them that is more than $50,000 in aggregate as to any such employee, officer or director. To the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation other than a Group Company or a publicly traded company, which firm or corporation has a material business relationship with or competes with any Group Company.

2.15 Disclosure. The Company has provided or otherwise made available to each Investor all the information that such Investor has requested with respect to its decision whether to purchase the Shares. No information delivered in connection with this Agreement or the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

2.16 Registration Rights. Except as provided in the Investors’ Rights Agreement, no Group Company has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.17 Financial Statements. The Company has delivered to each Investor its unaudited financial statements (balance sheet and income and cash flow statements, including notes thereto) for the year ended and as of December 31, 2005, and its unaudited financial statements (balance sheet and income statement) as at and for the three-month period ended March 31, 2006 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2006 (the “Financial Statement Date”) and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.18 Tax Returns, Payments and Elections. Each Group Company has filed (or has had filed on its behalf), will timely file or will cause to be timely filed, or has timely filed for an extension of the time to file all tax returns and reports (including information returns and reports) as required by law. These returns and reports are true and correct in all material respects except to the extent that a reserve has been reflected on the Financial Statements in accordance with GAAP. Each Group Company has paid all taxes and other assessments due, except those contested by it in good faith that are listed in Section 2.18 of the Schedule of Exceptions and except to the extent that a reserve has been reflected on the Financial Statements in accordance with GAAP. The provision for taxes of the Group Companies as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. No Group Company has made any elections pursuant to the United States Internal Revenue Code or 1986, as amended (the “Code”) or pursuant to the applicable tax laws of any jurisdiction other than the United States (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on the Company’s consolidated financial condition, business as presently conducted or proposed to be conducted or any of its properties or material assets. No Group Company has had any tax deficiency assessed, or to the knowledge of the Company, proposed against it or has executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge that remains in effect. No Group Company’s tax returns, federal, state or otherwise, has been audited by any relevant governmental authority. Since the Financial Statement Date, no Group Company has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to their businesses, properties and operations for such period. The Group Companies have withheld or collected from each payment made to each of their employees, the amount of any taxes required to be withheld or collected therefrom, and have timely paid (or has had timely paid on its behalf) the same to the proper tax receiving officers or authorized depositories.

2.19 Controlled Foreign Corporation. No Group Company is, and no Group Company will be immediately after the Closing, a “Controlled Foreign Corporation” (“CFC”) as defined in Section 957 of the Code with respect to the securities held by Investor.

2.20 Passive Foreign Investment Company. No Group Company has ever been, and to the knowledge of the Company no Group Company will be with respect to the taxable year in which the Closing occurs, a “passive foreign investment company” within the meaning of Section 1297 of the Code.

2.21 Labor Agreements and Actions. No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of a Group Company. There is no strike or other labor dispute involving a Group Company pending or, to the knowledge of the Company, threatened (nor has there been since the incorporation of each Group Company), nor is any Group Company aware of any labor organization activity involving its employees. Each Group Company has complied in all respects with all applicable laws, regulations and rules in respect of employment (including regulations concerning equal employment opportunity), except where the failure to comply with such laws is not reasonably expected to have a material adverse effect on its business or properties.

2.22 Title to Property and Assets. Each Group Company has good and marketable title to its properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind, except those incurred in the ordinary course of business, consistent with past practices. With respect to the property and assets it leases, each Group Company is in compliance in all material respects with such leases and, to the knowledge of the Company, such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets (subject to laws of general application relating to bankruptcy, insolvency, reorganization, or other similar laws affecting creditor’s rights generally and other equitable remedies).

2.23 Insurance. Each Group Company has in full force and effect the insurance coverage of such types and at the coverage levels as are prudent and customary for similarly situated companies, including without limitation, fire and property insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its material properties that might be damaged or destroyed.

2.24 Changes. Since the Financial Statement Date, with respect to the Company and the Group Companies, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company and the Group Companies from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adversely affecting the assets, properties, financial condition, operating results or business of the Company and the Group Companies taken as a whole;

(b) any material change in the contingent obligations of the Company and the Group Companies by way of guarantee, endorsement, indemnity, warranty or otherwise, other than (i) equipment leases made in the ordinary course and (ii) such contingent obligations with respect to an amount of US$50,000 in the aggregate or less;

(c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company and the Group Companies taken as a whole (as presently conducted and as presently proposed to be conducted);

(d) any waiver of a valuable right or of a material debt of the Company and the Group Companies taken as a whole;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of the Company and the Group Companies taken as a whole;

(f) any material change or amendment to a material contract or arrangement by which the Company and the Group Companies or any of their assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h) any sale, assignment or transfer of any Group Company Intellectual Property or other material intangible assets of such Group Company (other than in the ordinary course of business);

(i) any resignation or termination of any officer or Key Employee of the Company or any Group Company, including any Founder;

(j) any mortgage, pledge, transfer of a security interest in, or lien created by the Company or a Group Company, with respect to any their properties or assets, except liens for taxes not yet due or payable and liens in the ordinary course that do not materially adversely affect the business of the Company and the Group Companies taken as a whole;

(k) any declaration, setting aside or payment or other distribution in respect of any of the Company’s or any Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Company (other than to directors, officers and employees of the Company or any Group Company pursuant to existing equity compensation or stock purchase plans, as compensation for or in connection with services rendered, or for reimbursement of expenses);

(l) any failure to conduct business in the ordinary course, consistent with past practices of the Company and the Group Companies taken as a whole where such failure would have a material adverse effect on the business or properties of the Company and the Group Companies taken as a whole;

(m) to the knowledge of the Company, any other event or condition of any character which could reasonably be expected to have a material adverse affect on the assets, properties, financial condition, operating results or business of the Company and the Group Companies taken as a whole (as such businesses are presently conducted and as they are presently proposed to be conducted); or

(n) any agreement or commitment by the Company or any Group Company or any Founder to do any of the things described in this Section 2.24.

2.25 United States Foreign Corrupt Practices Act. No Group Company nor any of the officers, employees, directors, representatives or agents thereof, is currently offering, promising, authorizing or making, directly or indirectly, payments or other inducements to any Foreign Official (as defined herein) in order to assist any Group Company to obtain or retain business for or with, or directing business to, any person, in any case in violation of the United States Foreign Corrupt Practices Act or other similar applicable laws. For the purposes of this Section 2.25, “Foreign Official” means an employee of a governmental or regulatory authority, a foreign official, a member of a foreign political party, a foreign political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise, where the term “foreign” has the meaning ascribed to it under the United States Foreign Corrupt Practices Act.

2.26 Environmental and Safety Laws. To the knowledge of the Company, no Group Company is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, except where such failure would not have a material adverse effect on such Group Company’s business or properties, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.27 Employee Matters.

(a) To the knowledge of the Company and the Founders, each Group Company has complied in all material aspects with all applicable labor laws and regulations.

(b) To the knowledge of the Company and the Founders, none of the officers or Key Employees intends to terminate his, her or their employment with a Group Company, nor does any Group Company have a present intention to terminate the employment of any of the foregoing individuals.

(c) No Group Company is a party to or bound by any currently effective incentive plan, profit sharing plan or other employee compensation agreement. Each employee, officer, director and consultant of any Group Company has duly executed a confidential information and invention assignment agreement and, to the knowledge of the Company, no Group Company or any Founder is aware that any of such employees, officers, directors or consultants are in violation thereof except where such failure to have executed such agreement or such violation would not have a material adverse effect on the business or properties of the Company and the Group Companies taken as a whole.

(d) Each Group Company has paid in full and in a timely manner to all its employees in accordance with applicable law all salaries, overtime pay, allowances, subsidies, bonuses, ex gratia payments (where applicable), benefits and other compensation due to or on behalf of such employees, and that there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any governmental authority with respect to any of its current or former employees.

(e) Each Group Company has obtained the Social Security Registration Certificate issued by the relevant local PRC labor bureau, and has duly performed all of its legal obligations to make social security (including basic pension, basic medical insurance, unemployment insurance, work-related injury insurance and maternity insurance) and housing fund contributions for all of its employees in full and on a timely basis as required by applicable law.

(f) Each Group Company has fully deducted and withheld from its employees’ salaries any individual income tax for which the employees are responsible to pay.

(g) To the Company’s knowledge, all employees of each Group Company have undergone and duly passed a medical check-up at such Group Company’s sole expenses.

(h) All severance and other compensation (such as medical subsidies) due and payable to each Group Company’s employees have been fully paid in accordance with the standards prescribed by applicable law, except where the failure to do so is not reasonably expected to have a material adverse effect on the business or conditions of the Company and the Group Companies taken as a whole.

(i) Each Group Company has fully paid its employees a mutually agreed upon amount of monetary compensation in consideration for their performance of non-compete undertakings (where applicable), except where the failure to do so is not reasonably expected to have a material adverse effect on the business or conditions of the Company and the Group Companies taken as a whole.

(j) Each Group Company has issued a termination certificate to each employee who wishes to terminate his/her employment contract with such Group Company, as required by applicable law and/or the relevant employment contract with such employee.

2.28 No Other Business. The Company was formed solely to acquire and hold equity interest in the Group Companies, and since its formation has not engaged in any business and has not incurred any material liability in the course of its business of acquiring and holding its equity interest in the Group Companies. The Group Companies are engaged solely in the principal businesses disclosed to the Investors and have no other activities.

2.29 Minute Books. The minute books of each Group Company for the past three (3) years, which have been made available to the Investors, contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

2.30 Manufacturing, Marketing and Development Rights. No Group Company has granted rights to manufacture, produce, assemble, license, market, or sell its respective products to any other person and is not bound by any agreement that affects any Group Company’s exclusive rights to develop, manufacture, assemble, distribute, market or sell its respective products.

2.31 Financial Advisor Fees. As of the date of the Closing, there exists no agreement or understanding between any Group Company or any of their affiliates and any investment bank or other financial advisor under which any Group Company may owe any brokerage, placement or other fees relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

2.32 SAFE Requirements. Each Founder and all other shareholders of the Company who are deemed PRC domestic residents have completed the overseas investment foreign exchange registration procedures as required by the State Administration on Foreign Exchange with regard to the capitalization of the Group Companies.

2.33 Corporation for U.S. Tax Purposes. The Company is a corporation for United States federal income tax purposes and has either (i) made or will make the appropriate election to the extent required to be treated as a corporation for such purposes and (ii) will refrain from making an election to be treated as a partnership for such purposes.

3. Representations and Warranties of the Investors. Each Investor, severally and not jointly, hereby represents and warrants that:

3.1 Authorization. Such Investor has full power and authority to enter into this Agreement and the Ancillary Agreements, and each such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Shares to be received by such Investor and the Conversion Shares (collectively, the “Securities”) will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3 Disclosure of Information. Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Such Investor further represents that it has had an opportunity to ask questions and receive answers from each Group Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of each Group Company. The foregoing, however, does not limit or modify the representations and warranties of the Company and the Founders in Section 2 of this Agreement or the right of the Investors to rely thereon.

3.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of loss of its entire investment and is able to bear the risk of holding the Securities for an indefinite period of time, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Shares.

3.5 Accredited Investor. Such Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D promulgated under the Act, as presently in effect.

4. Conditions of Investors’ Obligations at Closing. The obligations of the Investor under subsection 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

4.1 Representations and Warranties. The representations and warranties of the Company and the Founders contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

4.2 Performance. Each of the Company and the Founders shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by it or him on or before the Closing.

4.3 Board of Directors. As of the Closing, the directors of the Company shall be Xiaohong Chen, Ka Hiu Kung, Lin Wai Chau and Leung Ping Chung Hermann.

4.4 Investors’ Rights Agreement. The Company, each Investor, and each Ordinary Shareholder (as defined therein) shall have entered into the Investors’ Rights Agreement in the form attached as Exhibit C.

4.5 First Refusal and Co-Sale Agreement. The Company, each Investor, and each Ordinary Shareholder (as defined therein) shall each have entered into the First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D.

4.6 Approvals and Consents. The Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, shall not be prohibited by any law, rule, governmental order or regulation. All Governmental Authorizations and all authorizations, approvals, consents or permits of any third party that are required to be obtained by the Company or any Group Company or the Founders on or prior to the Closing in connection with the consummation of the transactions contemplated by this Agreement (including but not limited to those related to the lawful issuance and sale of the Preferred Shares and all waivers for any rights of first refusal, preemptive rights, put or call rights, or other rights triggered by this Agreement or any Ancillary Agreement) shall have been duly obtained and effective as of the Closing.

4.7 Proceedings and Documents. All corporate, legal and other proceedings in connection with the transactions contemplated by this Agreement and the Ancillary Agreements required to be taken by the Company and the Founders on or prior to the Closing shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received all such counterpart original and certified or other copies of such documents as it may have reasonably requested in connection with such proceedings.

4.8 Amended Memorandum of Association. The Company shall have duly adopted and made effective the Amended Memorandum by all necessary corporate action of the board of directors and shareholders of the Company and shall have filed such Amended Memorandum at the Registry of Corporate Affairs in the British Virgin Islands.

4.9 Due Diligence. The Investors shall have completed all business, technical, legal and financial due diligence on the Group Companies to the reasonable satisfaction of the Investors.

4.10 Director’s Certificate. A director of the Company shall deliver to each Investor at the Closing a certificate stating that the copies attached thereto of (a) the Amended Memorandum in effect at the time of the Closing, (b) the resolutions of the shareholders and board of directors of the Company and each Group Company (to the extent necessary) approving this Agreement and the transactions contemplated hereby, and (c) good standing certificates with respect to the Company from the applicable authority(ies) in their jurisdiction of organization are all true and complete copies of such documents and resolutions.

4.11 Compliance Certificate. The Company shall have delivered to the Investors a certificate dated as of the Closing, signed by the chief executive officer of the Company, in form and substance reasonably satisfactory to the Investors, certifying that (a) the representations and warranties of the Company contained in Section 2 hereof are true and correct in all respects on and as of the Closing and (b) the Company has performed and complied with all of the agreements and conditions set forth in this Section 4 that are required to be performed or complied with by the Company on or before the Closing.

4.12 Legal Opinions. The Investors shall have received an opinion from (a) Conyers, Dill & Pearman, British Virgin Islands special counsel to the Company, dated as of the Closing, in the form attached hereto as Exhibit E; (b) Global Law Office, PRC special counsel to the Company, dated as of the Closing, in the form attached hereto as Exhibit F and (c) Boies, Schiller & Flexner LLP, special counsel to the Company, dated as of the Closing, in the form attached hereto as Exhibit G.

4.13 Indemnification Agreement. The Company shall have entered into an indemnification agreement (the “Indemnification Agreement”) with the member of the Board of Directors elected by the Investors in a form approved by the Investors and substantially in the form and substance attached hereto as Exhibit H.

4.14 No Material Adverse Events. There shall not have occurred prior to the Closing any change, event or effect that (a) is or would be materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of any of the Group Companies individually or taken as a whole or (b) is or would materially impair the validity or enforceability of this Agreement against any Founder or (c) is or would materially adversely affect any Founder’s ability to perform its obligations under this Agreement, any Ancillary Agreements or in connection with the transactions contemplated hereunder.

4.15 Directors and Officers Insurance. The Company shall have obtained directors and officers insurance covering the directors in amounts and upon terms reasonably acceptable to the Investor.

4.16 Shareholders Agreements. The Company and applicable shareholders of the Company shall have terminated the provisions in existing agreements between the Company and the shareholders listed on Schedule C hereto.

4.17 Longtop International Holdings Limited. The Company shall have provided evidence to the satisfaction of the Investors that the capitalization of Longtop International Holdings Limited is as represented in Exhibit B hereto.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investors:

5.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Payment of Purchase Price. The Investors shall have delivered the purchase price specified in Section 1.1(c).

5.3 Performance. Each Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by it or him on or before the Closing.

5.4 Investors’ Rights Agreement. Each Investor, the Company, and each Ordinary Shareholder (as defined therein) shall have entered into the Investors’ Rights Agreement in the form attached as Exhibit C.

5.5 First Refusal and Co-Sale Agreement. Each Investor, the Company and each Ordinary Shareholder (as defined therein) shall have entered into the First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D.

5.6 Approvals and Consents. The Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, shall not be prohibited by any law, rule, governmental order or regulation. All Governmental Authorizations and all authorizations, approvals, consents or permits of any third party that are required to be obtained by any Investor on or prior to the Closing in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained and effective as of the Closing.

5.7 Qualifications. The Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, shall not be prohibited by any law, rule, governmental order or regulation. All authorizations, approvals, or permits, if any, of, or registrations, declarations and filing with, any governmental authority or regulatory body or of or with any other person or entity that are required in connection with any of the transactions contemplated by this Agreement or any Ancillary Agreement on or prior to the Closing shall have been duly obtained or made and remain effective.

6. Termination.

6.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing, as follows: by mutual written consent duly authorized by the Company and the Investors;

(b) by the Company or any Investor if the Closing shall not have occurred on or before June 30, 2006;

(c) by the Company upon a breach of any material representation, warranty, covenant or agreement on the part of any of the Investors set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue; or

(d) by any Investor upon a breach of any material representation, warranty, covenant or agreement on the part of the Company or the Founders set forth in this Agreement, or if any representation or warranty of the Company or the Founders shall have become untrue.

6.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Section 6, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the parties hereto or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease. Miscellaneous.

7.1 Indemnification of Company. After the date hereof, the Investors and their respective affiliates, members, officers, directors, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) shall be indemnified and held harmless by the Company for any and all liabilities, losses, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with GAAP) or paid by them, arising out of or resulting from any breach or violation of any representation, warranty, covenant, provision, obligation or agreement of the Company and the Founders in this Agreement, the Ancillary Agreements or any agreement entered into pursuant to the transactions contemplated by this Agreement or the Ancillary Agreements or any tax liabilities owed to employees of the Group Companies as a result of remuneration received by such employees before the date hereof. As used herein, “Losses” are limited to matters asserted by third parties, and do not include Losses incurred or sustained by the Company Indemnified Parties in the absence of claims by third parties. The rights to indemnification provided in this Section 7.1 are additional to, and not in lieu of, any other legal rights and remedies that the Investors may have against the Company and the Founders in the event of any breach or violation of any representation, warranty, covenant or obligation of the Company and the Founders in this Agreement or in the Ancillary Agreements.

7.2 Survival. The respective representations and warranties given by the parties hereto shall survive the Closing for a period of three (3) calendar years from the date of the Closing, without regard to any investigation made by any party; provided that the representations and warranties in Sections 2.10, 2.11, 2.18, 2.19, 2.20, 2.21, 2.22, 2.27 and 2.33 shall survive until the applicable statute of limitations for claims based on such representations and warranties. The Company and the Founders shall not be liable to any Investor on any diminution in value of its Shares or Conversion Shares as a result of a breach of representation or warranty by the Company and the Founders hereunder in excess, in aggregate for the Company and the Founders, of the cash purchase price actually paid by such Investor for its Shares at the Closing. The respective covenants and agreements agreed to by a party hereto shall survive the Closing and the consummation of the transactions contemplated herein in accordance with their respective terms and conditions.

7.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 7.7).

7.8 Expenses.

(a) Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Closing is effected, the Company shall, upon the Closing, reimburse the reasonable fees and out-of-pocket expenses including without limitation the fees and expenses of counsel for the Investors, not to exceed US$125,000.

(b) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Conversion Shares issued or issuable upon conversion of the Shares purchased hereunder. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under or in conflict with applicable laws or regulations of any jurisdiction, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.11 Aggregation of Shares. All Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

7.13 Arbitration. Any controversy between the Company, the Founders and the Investors involving any claim arising out of or relating to this Agreement will be submitted to and be settled by final and binding arbitration in the City and State of New York, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by one arbitrator chosen by the Company, the Founders and the Investors within twenty (20) days of any party sending written notice to the other parties of initiation of arbitration, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall not award punitive, exemplary, multiple or consequential damages. In the absence of fraud, any decision and award rendered by the arbitrator shall be final and binding on all parties, shall not be subject to appeal except as provided by law and may be entered and enforced in any court having jurisdiction.

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IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first above written.

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

By:	/s/ Xiaogong Jia
Name:	Xiaogong Jia
Title:	Director

Address: P.O. Box 957, Offshore Incorporations Centre,

Road Town, Tortola, British Virgin Islands

SIGNATURE PAGE TO SERIES A PREFERRED SHARE PURCHASE

AGREEMENT FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

FOUNDERS:

/s/ Xiaogong Jia
Ka Hiu Kung

Address:	Flat C, 6/F, Block 8, City Garden,
233 Electric Road, North Point,
Hong Kong

/s/ Weizhou Lian
Lin Wai Chau

Address:	Flat C, 32/F, Block 8, Aldrich Garden
2 Oi Lai Street, Shaukiwa,
Hong Kong

SIGNATURE PAGE TO SERIES A PREFERRED SHARE PURCHASE

AGREEMENT FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

INVESTORS:

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P.

By:	Tiger Global PIP Performance III, L.P.
its General Partner

By:	Tiger Global PIP Management III, Ltd.
its General Partner

By:	/s/ Scott Shleifer
Name:	Scott Shleifer
Title:	Managing Director

Address:	Turner & Roulstone Management Ltd.
Strathvale House, P.O. Box 2636GT George Town, Grand Cayman
Cayman Islands

SIGNATURE PAGE TO SERIES A PREFERRED SHARE PURCHASE

AGREEMENT FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

/s/ Scott Shleifer
Scott Shleifer

Address:	c/o Tiger Global Management, L.P.
101 Park Avenue, 48th Floor New York, NY 10178

/s/ Feroz Dewan
Feroz Dewan

Address:	c/o Tiger Global Management, L.P.
101 Park Avenue, 48th Floor New York, NY 10178

/s/ Lee Fixel
Lee Fixel

Address:	c/o Tiger Global Management, L.P.
101 Park Avenue, 48th Floor New York, NY 10178

SIGNATURE PAGE TO SERIES A PREFERRED SHARE PURCHASE

AGREEMENT FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

Schedule A

Schedule of Investors

Closing Date: June [    ], 2006

Name	Number of Series A Preferred Shares Purchased	Total Purchase Price of Shares
Tiger Global Private Investment Partners III, L.P.	4,028,000	US$22,245,435.60
Scott Shleifer	128,973	US$712,279.19
Feroz Dewan	69,447	US$383,534.95
Lee Fixel	13,580	US$74,998.27

Total	4,240,000	US$23,416,248.01

Schedule B

List of Founders

Ka Hiu Kung

Lin Wai Chau

Schedule C

List of Agreements

Section 8.1 of the Subscription and Shareholders Agreement relating to Latest New Technology Limited by and among Cathay ITFinancial Services Limited, Latest New Technology Limited, Bloomwell International Limited, Concentra Holdings Limited, Jia Xiao Gong, Lian Wei Zhou and Cathay Capital Holdings, L.P., dated November 5, 2004.

EXHIBIT H

EXHIBIT A

Amended and Restated Memorandum of Association

EXHIBIT B

Capitalization of the Group Companies

Capitalization of the Company, Well Active International Limited

and Longtop International Holdings Limited

Longtop Financial Technologies Limited

Shareholder	Shares/Class	% Ownership
Bloomwell International Ltd.	7,660,000/Ordinary	29.58%
Cathay ITFinancial Services Limited	5,000,000/Ordinary	19.31%
Well Active International Limited	4,000,000/Ordinary	15.44%
Concentra Holdings Limited	3,000,000/Ordinary	11.58%
Tiger Global Private Investment Partners III, L.P.	4,028,000/Preferred	15.55%
Scott Shleifer	128,973/Preferred	0.50%
Feroz Dewan	69,447/Preferred	0.27%
Lee Fixel	13,580/Preferred	0.05%
Options	2,000,000/Ordinary	7.72%

Well Active International Limited

Shareholder	Shares/Class	% Ownership
Zhang Wei Jie	4/Ordinary	40%
Li Ying Ling	4/Ordinary	40%
Chen Ni	2/Ordinary	20%

Longtop International Holdings Limited

Shareholder	Shares/Class	% Ownership
Longtop Financial Technologies Limited	3,150,000/Ordinary 3,000,000/Preferred	51.25%
Chen Shuangjian	2,370,000/Ordinary	19.75%
Liang Yufeng	1,740,000/Ordinary	14.50%
Neil Fitzgerald	1,740,000/Ordinary	14.50%

EXHIBIT C

Investors’ Rights Agreement

EXHIBIT D

First Refusal and Co-Sale Agreement

EXHIBIT E

Opinion of Global Law Office

GLOBAL LAW OFFICE

37th Floor, Jing Guang Center, Hu Jia Lou, Chaoyang District, Beijing 100020, China
E-mail: global@globallawoffice.com.cn http://www.globallawoffice.com.cn
Tel: +86 10 6597 3232 Fax: +86 10 64672012/2013

June 13, 2006

To: Tiger Global Private Investment Partners III, L.P.;

Scott Shleifer;

Feroz Dewan; and

Lee Fixel.

Re: Longtop Financial Technologies Limited

Ladies and Gentlemen,

We are lawyers qualified in the PRC (defined below, infra) and are qualified to issue an opinion on the laws and regulations of the PRC.

We are acting as PRC counsel for Longtop Financial Technologies Limited (the “Company”), a company incorporated under the laws of the British Virgin Islands, in relation to the Company’s proposed listing of its American Depositary Shares, each representing certain number of ordinary shares (the “ADSs”) on the Nasdaq National Market (the Company’s initial public offering or “IPO”). In connection with and prior to the IPO, Tiger Global Private Investment Partners III, L.P., Scott Shleifer, Feroz Dewan, and Lee Fixel (collectively, the “Investors”, and each, the “Investor”) will purchase 4,240,000 Series A preferred shares of the Company (the “Transaction”). We have been requested to give this opinion on, inter alia, the legal ownership structure and business operations in the PRC, to the extent relating to the PRC law, of the Company, and Xiamen Longtop System Co., Ltd. (“Xiamen Longtop ” ), Xiamen Longtop Science & Technology Co., Ltd. (“Xiamen Technology”), Xiamen Longtop Information Technology Co., Ltd. (“Xiamen Information”), Shanghai Rongzhuan Information Technology Co., Ltd. (“Shanghai Rongzhuan”), Longtop (Xiamen) Software Co., Ltd. (Longtop Software) and Beijing Longtop Science & Technology Co., Ltd (“Beijing Longtop”)(collectively, the “PRC Companies”, and each, the “PRC Company”).

I.	In addition to those terms defined elsewhere in this opinion, the following terms shall have the meanings set forth below:

“Applicable Laws” means the relevant published laws, rules and regulations of the PRC which are in effect on the date indicated above;

“Governmental Approvals” means any approval, consent, license, permit, authorization, filing, registration, recording, qualification, delegation of authority, waiver or exemption issued in confirmation or recognition of any filing or as part of an approval process of or with any government agency in the PRC as required under the Applicable Laws;

“Governmental Authority” means any administrative, regulatory, legislative or judicial government institution, agency, office, court or establishment at the national, provincial or municipal level of the PRC;

“Laws” means all published laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, or sub ordinary legislations of the PRC;

“Beijing Longtop” means Beijing Longtop Science & Technology Co., Ltd., a domestic (non-foreign invested) limited liability company incorporated under the Applicable Laws;

“Xiamen Information” means Xiamen Longtop Information Technology Co., Ltd., a domestic (non-foreign invested) limited liability company incorporated under the Applicable Laws;

“Xiamen Longtop” means Xiamen Longtop System Co., Ltd., a wholly-owned foreign enterprise incorporated under the Applicable Laws;

“Xiamen Technology” means Xiamen Longtop Technology Co., Ltd., a domestic (non-foreign invested) limited liability company incorporated under the Applicable Laws;

“Shanghai Rongzhuan”means Shanghai Rongzhuan Information Technology Co., Ltd., a domestic (non-foreign invested) limited liability company incorporated under the Applicable Laws;

“Longtop Software” means Longtop (Xiamen) Software Co., Ltd., a wholly-owned foreign enterprise incorporated under the Applicable Laws;

“Material Adverse Effect” means a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its Subsidiaries (as defined below) taken as a whole;

“Transaction Documents” means the Longtop Financial Technologies Limited Series A Preferred Share Purchase Agreement among the Company, each of Mr. Ka Hiu Kung and Lin Wai Chau and each of Tiger Global Private Investment Partners III, L.P., Scott Shleifer, Feroz Dewan, Lee Fixel; the First Refusal and Co-sale Agreement among the Company, each of Well Active International Limited, Bloomwell International Limited and Concentra Holdings Limited and each of Tiger Global Private Investment Partners III, L.P., Scott Shleifer, Feroz Dewan, Lee Fixel, Cathay IT Financial Services Limited; the Investors’ Rights Agreement among the Company, each of Well Active International Limited, Bloomwell International Limited and Concentra Holdings Limited and each of Tiger Global Private Investment Partners III, L.P., Scott Shleifer, Feroz Dewan, Lee Fixel, Cathay IT Financial Services Limited; and

“PRC” means the mainland part of the People’s Republic of China.

In so acting, we have examined the originals or copies of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion (altogether, the “Documents”). In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic originals documents submitted to us as copies. We have also assumed the Documents as they were presented to us up to the date of this legal opinion and that none of the Documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the Documents.

II.	Based on the foregoing and our review of the relevant documents, we are of the opinion that:

1.	Incorporation of PRC Companies

Xiamen Longtop has been duly established and is validly existing under the Applicable Laws. It is a wholly foreign-owned enterprise which is a limited liability company with the status of a PRC legal person. All of the registered capital of Xiamen Longtop has been duly authorized, fully paid and duly verified and is free and clear of any liens and encumbrance. The Articles of Association of Xiamen Longtop comply with the requirements of the Applicable Laws, and are in full force and effect.

Xiamen Technology has been duly established and is validly existing under the Applicable Laws. It is a limited liability company with the status of a PRC legal person. All of the registered capital of Xiamen Technology has been duly authorized, fully paid and duly verified and is free and clear of any liens and encumbrance. The Articles of Association of each of Xiamen Technology comply with the requirements of the Applicable Laws, and are in full force and effect.

Xiamen Information has been duly established and is validly existing under the Applicable Laws. It is a limited liability company with the status of a PRC legal person. All of the registered capital of Xiamen Information has been duly authorized, fully paid and duly verified and is free and clear of any liens and encumbrance. The Articles of Association of Xiamen Information comply with the requirements of the Applicable Laws, and are in full force and effect.

Shanghai Rongzhuan has been duly established and is validly existing under the Applicable Laws. It is a limited liability company with the status of a PRC legal person. All of the registered capital of Shanghai Rongzhuan has been duly authorized, fully paid and duly verified and is free and clear of any liens and encumbrance. The Articles of Association of Shanghai Rongzhuan comply with the requirements of the Applicable Laws, and are in full force and effect.

Beijing Longtop has been duly established and is validly existing under the Applicable Laws. It is a limited liability company with the status of a PRC legal person. All of the registered capital of Beijing Longtop has been duly authorized, fully paid and duly verified and is free and clear of any liens and encumbrance. The Articles of Association of Beijing Longtop comply with the requirements of the Applicable Laws, and are in full force and effect.

Longtop Software has been duly established and is validly existing under the Applicable Laws. It is a wholly foreign-owned enterprise, which is a limited liability company with the status of a PRC legal person. All of the registered capital of Longtop Software has been duly authorized, and is free and clear of any liens and encumbrance. The Articles of Association of Longtop Software comply with the requirements of the Applicable Laws, and are in full force and effect.

2.	Ownership of Assets

Each of the PRC Companies has full power and authority under the Applicable Laws, corporate or otherwise, to own, lease, license and use its properties and other assets.

3.	Due Authority

Each of the PRC Companies has all necessary power and authority, corporate or otherwise, to conduct its business as described in the Transaction Documents. The business licenses of and Government Approvals for both sets of entities are in full force and effect.

4.	Business Activities

4.1	The respective businesses and operations of the PRC Companies, comply with the Applicable Laws, and require no further Government Approvals other than those already obtained. The business scope of the PRC Companies as recorded on their respective Business Licenses is sufficiently broad and appropriately worded in order to enable each of those entities to conduct their respective business activities.

4.2	The Government Approvals do not contain any materially burdensome restrictions or conditions. We also have no reason to believe that any PRC court or government authority is considering modifying, suspending or revoking any Government Approval granted to the PRC Companies. Moreover, to the best of our knowledge, each of the PRC Companies is in full compliance with the Government Approvals.

4.3	None of the PRC Companies has received notice of any legal or administrative proceedings relating to the revocation, suspension or modification of any Government Approval that, if determined against any of them, would have, individually or in the aggregate, a Material Adverse Effect on the general affairs, management, shareholders’ equity, business, properties, results of operations or position (financial or otherwise) of the PRC Companies.

4.4

KA Hiu Kung and LIN Wai Chau, the founder(s) of the Company (each a “Founder”) who are deemed to be PRC individual domestic residents have fulfilled all requirements in respect of the necessary foreign exchange registrations under the Applicable Laws relating to overseas investment by PRC individual domestic resident(s) and any roundtrip investments in domestic businesses via offshore special purpose vehicles.

5.	Legality and Enforceability

5.1	Neither the execution, delivery nor performance of the Transaction Documents by the Company and the PRC Companies, nor the consummation of the proposed Transaction, will constitute a breach or violation of, or a default under, any of the terms or provisions of:

•	any Applicable Law, Government Approval or order of a court with relevant jurisdiction on the part of the Company, or the PRC Companies or any of their properties;

•

any agreement or instrument governed by Applicable Laws to which the Company, or the PRC Companies is party or by which the PRC Companies is bound or to which any property of the Company or the PRC Companies is subject; or

•	the Articles of Association of the PRC Companies.

5.2	Each of the Transaction Documents constitutes or, to the extent those are in draft form, will constitute after execution, a valid and legally binding obligation of the relevant parties, and is enforceable in accordance with its terms and conditions under current PRC laws and regulations.

5.3	None of the PRC Companies is in violation of its constituent documents or, to the best of our knowledge after due inquiry, in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, trust deed, loan agreement, lease, agreement or instrument to which it is a party or by which it or any of its properties and assets may be bound.

5.4	The descriptions contained in the Transaction Documents that relate to the Applicable Laws are accurate and complete, and faithfully present the information required to be outlined in those sections.

6.	Litigation

There are no actions, suits or proceedings pending in the PRC against or affecting the Company and the PRC Companies, any of their properties or the Transaction such that, if determined against the Company and the PRC Companies, would individually or in the aggregate have a Material Adverse Effect on any of the above-mentioned companies or which are otherwise material in the context of the Transaction, except as disclosed in the Transaction Documents. To the best of our knowledge, no such actions, suits or proceedings are imminent or being contemplated, except those that would individually or in the aggregate not have a Material Adverse Effect on any of the above-mentioned companies.

7.	Employment

To the best of our knowledge after due inquiry, non-solicitation, confidentiality and employment agreements have been duly authorized, validly executed and delivered by the PRC Companies with their respective employees, and thus constitute valid and legally binding obligations on the part of those entities and employees, enforceable in accordance with their respective terms and conditions.

8.	Intellectual Property Rights

To the best of our knowledge after due inquiry, (1) the Company, the PRC Companies, own or have valid licenses in full force and effect or otherwise have the legal right to use, or can acquire on reasonable terms, all trademarks, service marks, trade names and domain names and copyrights currently employed by them in connection with the business currently operated by them, and (2) none of the Company, the PRC Companies has received any notice of infringement of or conflict with asserted rights of others with respect of any of the foregoing which, singly or in the aggregate, if such became the subject of an unfavourable decision, ruling or finding, would result in any Material Adverse Effect.

9.	PRC Tax

To the best of our knowledge after due inquiry, there are no material PRC fees or taxes that are or will become applicable to the Company, the PRC Companies as a consequence of the completion of the Transaction that have not been described in the Transaction Documents.

This opinion relates to the Laws of the PRC (other than the laws of the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Taiwan region) in effect on the date hereof.

We hereby consent to the use of this opinion as an Exhibit to the Transaction Documents. This opinion is addressed to the Investors solely for their benefit, and may be relied upon only by the Investors. It may not be relied upon, quoted or referred to for any other purpose or by anyone else and may not be disclosed to any other person without our prior written consent.

Yours faithfully,

/s/ Global Law Office

Global Law Office

EXHIBIT F

Opinion of Conyers Dill & Pearman

[Letterhead of Conyers Dill & Pearman]

14 June 2006

The Investors listed in Schedule “A” attached hereto	DIRECT LINE: 8521110 E-MAIL: Ned.Jackson@conyersdill&Pearman.com OUR REF: 92892/952558/ECJ/no YOUR REF:

(the “Investors”)

Dear Sirs:

Longtop Financial Technologies Limited (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with an investment by the Investors in the Company, an International Business Company incorporated under the laws of the British Virgin Islands.

For the purposes of giving this opinion, we have examined the following documents:

(i)	Share Purchase Agreement;

(ii)	Investors’ Rights Agreement; and

(iii)	First Refusal and Co-sale Agreement.

The documents listed in items (i) through (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of the memorandum of association and the articles of association of the Company, resolutions in writing signed by all the directors and by the members of the Company and each dated 31 May 2006 respectively (the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures to the Documents and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals of all the Documents from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms; and (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of the courts of the State of New York (the “Foreign Courts”).

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a British Virgin Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands.

2.

The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or articles of association of the Company nor any applicable law, regulation, order or decree in the British Virgin Islands.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents. The Documents have been duly executed by or on behalf of the Company, and when duly dated and delivered by or on behalf of the company will constitute the valid and binding obligations of the Company in accordance with the terms thereof.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the British Virgin Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents, except such as have been duly obtained in accordance with British Virgin Islands law.

5.	It is not necessary or desirable to ensure the enforceability in the British Virgin Islands of the Documents that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in the British Virgin Islands. However, to the extent that any of the Documents creates a charge over assets of the Company, it may be desirable to ensure the priority in the British Virgin Islands of the charge that it be registered in the Register of Mortgages, Charges and other Encumbrances of the Company at its registered office in accordance with Section 70A of the International Business Companies Act (Cap. 291) (the “Act”) and that a copy of such register be registered by the Registrar of Corporate Affairs pursuant to Section 111A of the Act. On registration in the Register of Mortgages, Charges and Other Encumbrances, to the extent that British Virgin Islands law governs the priority of a charge, such charge will have priority in the British Virgin Islands over any unregistered chargesand over any subsequently registered charges, in respect of the assets which are the subject of the charge. A fee of $50 will be payable in respect of the registration by the Registrar of Corporate Affairs pursuant to Section 111A of the Act.

While there is no exhaustive definition of a charge under British Virgin Islands law, a charge normally has the following characteristics:

(i)	it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

(ii)	the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.

However, as the Documents are governed by the Foreign Laws, the question of whether they would possess these particular characteristics would be determined under the Foreign Laws.

6.	The Documents will not be subject to ad valorem stamp duty in the British Virgin Islands and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in the British Virgin Islands in connection with the execution, delivery, filing, registration or performance of the Documents, other than as stated in paragraph 5 hereof. .

7.	The choice of the Foreign Laws as the governing law of the Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the British Virgin Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the British Virgin Islands. The submission in the Documents to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon the Company.

8.	The courts of the British Virgin Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the British Virgin Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the British Virgin Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands and (f) there is due compliance with the correct procedures under the laws of the British Virgin Islands.

9.	(a)	Based solely on our review of the Amended and Restated Memorandum of Association, the authorised share capital of the Company is made up of two classes of shares, comprising 45,760,000 Ordinary Shares each of par value US$0.01 (“Ordinary Shares”) and 4,240,000 Series A Preferred Shares each of US$0.01 par value (“Series A Preferred Shares”);

(b)	Based solely upon our review of a copy of the share register produced to us by the Company’s registered agent Offshore Incorporations Limited on 14 June 2006,

(i)	20,000,000 Ordinary Shares and 4,240,000 Series A Preferred Shares have been allotted and issued by the Company as follows:

Name of Member	Number and Type of Shares Held
Bloomwell International Limited	7,660,000 Ordinary
Concentra Holdings Limited	3,000,000 Ordinary
Cathay ITfinancial Services Limited	5,000,000 Ordinary
Well Active International Limited	4,000,000 Ordinary
Tiger Global Private Investments Partners III, L.P.	4,028,000 Series A
Scott Schleifer	128,973 Series A
Feroz Dewan	69,447 Series A
Lee Fixel	13,580 Series A

Such shares have been duly authorized, are validly issued and are fully paid and non-assessable (meaning that no further sums will be payable on such shares) and all the holders thereof have been entered into the share register of the Company.

(ii)	The Series A Preferred Shares issued by the Company pursuant to the Share Purchase Agreement against payment in full of the consideration set forth therein have been validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on the said shares).

10.	Based solely on a search of the public records in respect of the Company maintained at the offices of the Registrar of Companies on 13 June 2006 which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Index of Civil Suits maintained at the Supreme Court Registry, Road Town, Tortola British Virgin Islands conducted on 13 June 2006 (which would not reveal details of proceedings which have been filed but not actually entered in the Index of Civil Suits at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in the British Virgin Islands to which the Company is subject, and no steps have been, or are being taken in the British Virgin Islands for the appointment of a receiver, administrator or liquidator to, or for the winding-up, dissolution, reconstruction or reorganization of, the Company (however, it should be noted that failure to file notice of appointment of a receiver does not invalidated the receivership but only gives rise to penalties on the part of the receivers.

Yours faithfully
/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

EXHIBIT G

Opinion of Boies, Schiller & Flexner LLP

June 13, 2006

Tiger Global Private Investment Partners III, L.P.

Scott Shleifer

Feroz Dewan

Lee Fixel

101 Park Avenue, 48th Floor

New York, NY 10178

Ladies and Gentlemen:

We have acted as special New York counsel to Longtop Financial Technologies Limited, an International Business Company under the laws of the British Virgin Islands (the “Company”), in connection with the Series A Preferred Share Purchase Agreement, dated as of June 7, 2006, by and among the Company, Tiger Global Private Investment Partners III, L.P., Scott Shleifer, Feroz Dewan, Lee Fixel and the Founders (as identified on Schedule B thereto) (the “Share Purchase Agreement”). This opinion is being delivered pursuant to the requirement of Section 4.12(iii) of the Share Purchase Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Share Purchase Agreement.

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents (including (i) the Share Purchase Agreement, (ii) the Investors’ Rights Agreement and (iii) the First Refusal and Co-Sale Agreement), corporate records, certificates of directors and officers of the Company and public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or appropriate for purposes of this opinion. The agreements described in clauses (i) through (iii) of the immediately preceding sentence are referred to herein as the “Agreements”. We have also relied upon representations of each party to the Agreements as to certain factual matters contained in the Agreements and have assumed compliance by each such party with the terms of the Agreements.

In rendering our opinion, we have assumed that the Company (i) is duly organized, validly existing and in good standing in its jurisdiction of organization, (ii) has the necessary corporate power and authority to execute, deliver and perform its obligations under the Agreements, (iii) has taken all corporate action necessary to authorize the execution, delivery and performance of the Agreements and (iv) has duly executed and delivered the Agreements. We have also assumed (i) the choice of New York law contained in the Agreements is legal and valid under the laws of the British Virgin Islands and (ii) that insofar as any obligation under any Agreement is to be

June 13, 2006

performed in, or by a party organized under the laws of, any jurisdiction outside the United States of America, its performance will not be illegal or ineffective in that jurisdiction by virtue of the laws of that jurisdiction.

Based upon the foregoing, and subject to the qualifications hereinafter set forth, we are of the opinion that:

1. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Agreements will not violate any Federal law of the United States or law of the State of New York that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Agreements.

2. Each Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles, regardless of whether considered in a proceeding in equity or at law.

3. No authorization, approval or other action by, and no notice to, or filing with, any United States Federal or New York governmental authority is required for the execution, delivery and performance by the Company of the Agreements, except as may be required under the securities laws of the United States and the State of New York in connection with any offers or sales of securities following the completion of the transaction contemplated by the Share Purchase Agreement.

Our opinion set forth above is subject to the following qualifications:

(a)	we express no opinion as to any provision of the Agreements that purports to (i) provide indemnification to any person, (ii) waive rights that may not be effectively waived or (iii) confer subject matter jurisdiction on any court; and

(b)	the availability of a decree for specific performance or injunction is subject to the discretion of the court requested to issue any such decree or injunction.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York.

June 13, 2006

This opinion is being furnished only to you in connection with the above matter and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose.

Very truly yours,

/s/ Boies, Schiller & Flexner LLP
Boies, Schiller & Flexner LLP

EXHIBIT H

Indemnification Agreement

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

DIRECTOR INDEMNIFICATION AGREEMENT

This Director Indemnification Agreement (this “Agreement”) has been made and executed this 13th day of June, 2006, by and between Longtop Financial Technologies Limited, an International Business Company under the laws of the British Virgin Islands (the “Company”), and Xiaohong Chen, an individual resident of the People’s Republic of China (the “Indemnitee”).

WHEREAS, it is essential for the Company to retain and attract as directors the most capable persons available;

WHEREAS, Indemnitee is willing to become a director of the Company (a “Director”) on the condition that Indemnitee is furnished the indemnity provided for herein;

WHEREAS, the Amended and Restated Memorandum and Articles of Association of the Company (the “Articles”), as currently in effect, requires the Company to indemnify and advance expenses to its directors and the Indemnitee has agreed to serve as a director of the Company in part in reliance on such provisions;

WHEREAS, the Articles and the laws of the British Virgin Islands (“BVI Law”) permit contracts between the Company and its agents, officers and employees with respect to indemnification of such persons; and

WHEREAS, in order to induce Indemnitee to serve as Director of the Company, the board of directors of the Company (the “Board of Directors”) has determined that it is in the best interests of the Company’s shareholders that the Company, and that it is reasonable, prudent and necessary for the Company, contractually to obligate itself to indemnify such persons as provided in this Agreement so that they will act in their capacity as directors of the Company free from undue concern that they will not be so indemnified.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Indemnitee, intending to be legally bound hereby, agree as follows:

Section 1. Indemnification.

(a) Indemnitee will serve, at the will of the Company or under separate contract, if any such contract exists, as Director of the Company or as a director, officer or other fiduciary of an affiliate of the Company (including any employee benefit plan of the Company) faithfully and to the best of his ability so long as he is duly elected and qualified in accordance with the provisions of the Articles or the charter documents of such affiliates; provided, however, that Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligation that Indemnitee may have assumed apart from this Agreement) and that the Company or any affiliate shall have no obligation under this Agreement to continue Indemnitee in any such position.

(b) The Company hereby irrevocably agrees to indemnify the Indemnitee to the fullest extent permitted by the provisions of the Articles and applicable BVI Law, in each case, as in effect from time to time. Without diminishing the scope of the indemnification provided by this Section, the rights of indemnification of the Indemnitee provided hereunder shall include, but shall not be limited to, those rights hereinafter set forth in this Agreement, except that no indemnification shall be available to the Indemnitee:

(i) on account of any suit in which judgment is rendered against the Indemnitee for disgorgement of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of any United States federal, state or local statutory law;

(ii) on account of conduct of the Indemnitee which is finally adjudged by a court of competent jurisdiction to have been knowingly fraudulent or to constitute willful misconduct;

(iii) in any circumstance where such indemnification is expressly prohibited by applicable law; or

(iv) in connection with any proceeding (or part thereof) initiated by the Indemnitee, or any proceeding by the Indemnitee against the Company or its directors, officers, employees or other Indemnitees, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company in its sole discretion, pursuant to the powers vested in the Company under applicable law, or (iv) except as provided in Sections 9 and 12 hereof.

Section 2. Actions Other Than by or in the Right of the Company.

The Indemnitee shall be entitled to the indemnification rights provided in this Section 2 if he was or is a party or is threatened to be made a party to any Proceeding, other than an action by or in the right of the Company, arising out of or relating to any Indemnifiable Claim. Pursuant to this Section 2, the Indemnitee shall be indemnified against all Expenses, judgments, penalties, fines and amounts paid in settlement which were actually and reasonably incurred by him in connection with such Proceeding unless it is finally determined by a court of competent jurisdiction that he did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

For purposes of this Agreement, the following terms have the meanings ascribed to them below:

“Expenses” means all expenses and other costs incurred by or on behalf of an Indemnitee, including, without limitation, all attorneys’ fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Proceeding relating to any Indemnifiable Claim.

“Indemnifiable Claim” means any event or occurrence related to or arising out of the fact that the Indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent or fiduciary of any other entity, including, but not limited to, another corporation, partnership, joint venture or trust, or by reason of any act or omission by him in any such capacity.

“Proceeding” shall mean any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company or any other party, that the Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative or investigative in nature.

Section 3. Actions by or in the Right of the Company.

The Indemnitee shall be entitled to the indemnification rights provided in this Section 3 if he was or is a party or is threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor arising out of or relating to any Indemnifiable Claim. Pursuant to this Section 3, the Indemnitee shall be indemnified against all Expenses and amounts paid in settlement actually incurred by him in connection with such Proceeding, unless it is finally judicially determined that he did not act in good faith and in a manner he reasonably believed to be in or not opposed to be the best interests of the Company; provided, however, that no such indemnification shall be made in respect of any claim, issue, or matter as to which applicable law expressly prohibits such indemnification by reason of any adjudication of liability of the Indemnitee to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses and costs which such court shall deem proper.

Section 4. Additional Indemnity.

In addition to, and without regard to any limitations on, the indemnification provided in Sections 1 through 3 of this Agreement, the Company shall, and hereby does, irrevocably agree to indemnify and hold harmless the Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually incurred by him on his behalf if, in connection with any Proceeding arising out of or related to an Indemnifiable Claim, including, without limitation, all liability arising out of negligence or active or passive wrongdoing of the Indemnitee unless it is finally judicially determined by a court of competent jurisdiction that such indemnification is unlawful.

Section 5. Indemnification for Expenses and Costs of Successful Party.

Notwithstanding the other provisions of this Agreement, to the extent that the Indemnitee has served on behalf of the Company as a witness or other participant in any claim, action or proceeding, or has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 through 4 hereof, or in defense of any claim, issue or matter therein, including, but not limited to, the dismissal of any action without prejudice, he shall be indemnified against all Expenses incurred by him in connection therewith.

Section 6. Partial Indemnification.

If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, costs, judgments, fines and amounts paid in settlement actually incurred by him in connection with any Proceeding, but is not entitled to indemnification for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses, costs, judgments, penalties, fines and amounts paid in settlement actually incurred by him to which the Indemnitee is entitled. Without limiting the generality of the foregoing, if any Proceeding is brought against the Indemnitee in his capacity as a director, officer, or employee and as a shareholder or as a director officer, employee or agent of any shareholder or other person, the presumption shall be that recovery is sought by reason of the Indemnitee’s status as a director, officer or employee of the Company.

Section 7. Determination of Entitlement to Indemnification.

It is the intention of the parties that this Agreement provide the Indemnitee with rights to indemnification that are as favorable as may be permitted by the provisions of the Articles and BVI Law and the public policy of the British Virgin Islands. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event that there is any question as to whether the Indemnitee is entitled to indemnification under this Agreement.

(a) To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request, including such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of, or other person designated by, the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification. Any Expenses incurred by the Indemnitee in connection with his request for indemnification hereunder shall be borne by the Company.

(b) Upon written request by the Indemnitee for indemnification under Section 7(a), the entitlement of the Indemnitee to indemnification pursuant to the terms of this Agreement shall be determined by the following person or persons, who shall be empowered to make such determination: (a) in the event that no Change of Control (as defined below) has occurred, by (i) the Board of Directors of the Company, by a majority vote of a quorum consisting of Disinterested Directors; or (ii) if such a quorum is not obtainable or, even if obtainable, if either the Board of Directors, by the majority vote of Disinterested Directors, or the Indemnitee, by notice to the Company, so elects, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee and (b) in the event that a Change of Control has occurred, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee. The term “Disinterested Director” means a Director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is being sought by the Indemnitee. The term “Independent Counsel” means a law firm or a member of a law firm that neither is presently nor in the past five (5) years has been retained to represent: (i) the Company or the Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s right to indemnification under this Agreement.

(c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 7(b) hereof, the Independent Counsel shall be selected by the Indemnitee. The Indemnitee shall notify the Company in writing of the identity of the Independent Counsel so selected. The Company may, within 10 days after such written notice of selection shall have been given, deliver to the Indemnitee a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements for serving as Independent Counsel as set forth in Section 7(b), and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 7(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition any court of competent jurisdiction for resolution of any objection which shall have been made to the Indemnitee’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under this Agreement hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to this Agreement, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 7(c), regardless of the manner in which such Independent Counsel was selected or appointed.

(d) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(e) The Indemnitee shall be deemed to have acted in good faith if the Indemnitee’s action is based on the records or books of account of the Company, including financial statements, or on information supplied to the Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company. In addition, the knowledge and/or actions, or failure to act, of any other director, or of any officer, agent or employee of the Company shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 7(e) are satisfied, it shall in any event be presumed that the Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f) If the person, persons or entity empowered or selected under Section 7 to determine whether the Indemnitee is entitled to indemnification shall not have made a determination within 45 days after receipt by the Company of the written request therefore, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be entitled to such indemnification absent a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or a prohibition of such indemnification under applicable law; provided, however, that such 45-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto. Pending any such determination, the Company shall advance Expenses as provided in Section 8, subject to the undertaking set forth in Section 8 to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to indemnification hereunder.

(g) The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding to which the Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such Proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. In addition, the termination of any Proceeding by judgment, order, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself: (i) create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful; or (ii) otherwise adversely affect the rights of the Indemnitee to indemnification, except as may be provided herein.

Section 8. Advancement of Expenses and Costs.

All Expenses actually incurred by the Indemnitee shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, if so requested by the Indemnitee, within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances. The Indemnitee may submit such statements from time to time. The Indemnitee’s entitlement to such expenses shall include those incurred in connection with any proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement. Such statement or statements shall reasonably evidence the expenses and costs incurred by him in connection therewith and shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that the Indemnitee is not entitled to be indemnified against such expenses and costs by the Company pursuant to this Agreement or otherwise. Any such repayment obligation shall be unsecured and shall be interest free. In addition, in the event that a Change of Control has occurred, the Company shall, upon the request of the Indemnitee, deposit in an escrow account with a financial institution reasonably satisfactory to the Indemnitee an amount equal to the Expenses reasonably projected by counsel to the Indemnitee to be incurred over the next six months in connection with defending, or investigating or preparing to defend, any Proceeding with respect to which the Indemnitee is entitled to indemnification or advancement of Expenses, and shall, from time to time upon request of the Indemnitee replenish the amount of such escrow deposit so that, after the date of such additional deposit, the amount of such escrow account is at least equal to such reasonably projected Expenses over the ensuing six month period.

Section 9. Remedies of the Indemnitee in Cases of Determination not to Indemnify or to Advance Expenses.

In the event that a determination is made that the Indemnitee is not entitled to indemnification hereunder or if payment has not been timely made or if Expenses are not timely advanced pursuant to Section 8, the Indemnitee shall be entitled to a final adjudication following a determination of entitlement to indemnification pursuant to Sections 7 in an appropriate court of competent jurisdiction of his entitlement to such indemnification or advance. Alternatively, the Indemnitee may, at his option, seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, such award to be made within 60 days following the filing of the demand for arbitration. The Company shall not oppose the Indemnitee’s right to seek any such adjudication or award in arbitration or any other claim. Such judicial proceeding or arbitration shall be made de novo and the Indemnitee shall not be prejudiced by reason of a determination (if so made) that he is not entitled to indemnification. If a determination is made or deemed to have been made pursuant to the terms of Section 7 hereof that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination and shall be precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable. The Company further agrees to stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and is precluded from making any assertions to the contrary. If the court or arbitrator shall determine that the Indemnitee is entitled to any indemnification hereunder, the Company shall pay all reasonable expenses (including attorneys’ fees) and costs actually incurred by the Indemnitee in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings).

Section 10. Change of Control.

(a) A “Change of Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding Voting Securities (as defined below), or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all the Company’s assets. The term “Voting Securities” means any securities of the Company that vote generally in the election of directors.

(b) The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and Expense advances under this Agreement or any other agreement, or provision in the Articles now or hereafter in effect relating to claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by the Indemnitee. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

Section 11. Non-Exclusivity; Insurance.

(a) The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may now or in the future be entitled under any provision of the Articles, any vote of shareholders or Disinterested Directors, any provision of law or otherwise. No amendment or alteration of this Agreement or of any provision hereof shall limit or restrict any right of the Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee prior to such amendment or alteration. To the extent that a change in BVI Law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Articles and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a Proceeding pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies

Section 12. Attorneys’ Fees and Other Expenses to Enforce Agreement.

In the event that the Indemnitee is subject to or intervenes in any proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, the Indemnitee, if he prevails in whole or in part in such action, shall be entitled to recover from the Company and shall be indemnified by the Company against any actual Expenses reasonably incurred by him in connection therewith.

Section 13. Duration of Agreement.

This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the Indemnitee has ceased to serve as a director, officer, employee, agent or fiduciary of the Company or to serve at the request of the Company as a director, officer, employee, agent or fiduciary of any other entity, including, but not limited to, another corporation, partnership, joint venture or trust, and (b) the final termination of all pending or threatened Proceedings to which the Indemnitee may be subject by reason of the fact that he is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other entity, including, but not limited to, another corporation, partnership, joint venture or trust, or by reason of any act or omission by him in any such capacity. The indemnification provided under this Agreement shall continue as to the Indemnitee even though he may have ceased to be a director or officer of the Company. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnitee and his spouse, successors, assigns, heirs, devisees, executors, administrators or other legal representatives.

Section 14. Severability.

If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, but not limited to, all portions of any Sections of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, but not limited to, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifest by the provision held invalid, illegal or unenforceable.

Section 15. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought shall be required to be produced to evidence the existence of this Agreement.

Section 16. Captions.

The captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 17. Modification and Waiver.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 18. Notices.

All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand with receipt acknowledged by the party to whom said notice or other communication shall have been directed or if (ii) mailed by certified or registered mail, return receipt requested, with postage prepaid, on the date shown on the return receipt:

If to the Indemnitee, at the address set forth on the signature page hereof.

If to the Company, to:

Longtop Financial Technologies Limited

Flat C, 6/F., Block 8, City Garden

233 Electric Road, North Point, Hong Kong

Attention:

KA HIU KUNG

Director

Facsimile: (852)-2856-2193

or to such other address as may be furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.

Section 19. Governing Law.

The parties hereto agree that this Agreement shall be governed by, and construed and enforced in accordance with, BVI Law, applied without giving effect to any conflicts-of-law principles.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

By:	/s/ Xiaogong Jia
Name:	Xiaogong Jia
Title:	Director

INDEMNITEE:

By:	/s/ Xiaohong Chen
Name:

Address for Notices:
Tiger Global Management, LLC 101 Park Avenue, 48th Floor New York, NY 10178

Facsimile:	212-557-1701

With a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 220 West 42nd Street 20th Floor NY, New York 10036 Attn: Ken McVay, Esq.

Facsimile:	877.881.9076

Schedule of exceptions